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                                                                  EXHIBIT 10.20


                              EMPLOYMENT AGREEMENT


            This Employment Agreement (this "Agreement"), dated as of July 10, 2000, is entered between Peter J. Statile, residing at 37 Belfast Avenue, Staten Island, New York 10306 ("Executive"), and Precision Partners, Inc., a Delaware corporation (the "Company").


                                    RECITALS

            A. The Company and Precision Partners Holding Company, a Delaware corporation ("PPHC", and together with the Company collectively, "Precision", and each individually, a "Precision Company"), and their respective Affiliates are engaged in the business of the contract manufacturing of metal parts, tooling and assemblies (the "Business").

            B. The Company believes that the future growth, profitability and success of the Business of Precision will be significantly enhanced by the employment of Executive as the Executive Vice President of Corporate Development and Operations of each Precision Company during the Employment Term.

            C. The Company desires to provide Executive with appropriate incentives and rewards related to the performance by Executive and the Company desires to encourage the employment or engagement of Executive in the service of Precision.

            With capitalized terms used herein having the meanings ascribed to such terms in Section 1.10, the parties agree as follows:

                             I. TERMS OF EMPLOYMENT

            1.1 DUTIES, ETC. (a) During the Employment Term, the Company will employ Executive as its Executive Vice President of Corporate Development and Operations and the Company will cause PPHC to appoint Executive as PPHC's Executive Vice President of Corporate Development and Operations. Executive will report directly to the President and Chief Executive Officer of the Company and the President and Chief Executive Officer of PPHC, as the case may be. In such capacity, Executive will perform such duties and exercise such powers commensurate with his position as the Executive Vice President of Corporate Development and Operations of each Precision Company subject to the direction of the President and Chief Executive Officer of the Company and the President and Chief Executive Officer of PPHC, as the case may be, including but not limited to,

            (i) Overseeing and managing the operations of Precision and its Affiliates;

            (ii) Assisting the board of directors of the Company (the "Company Board") and the board of directors of PPHC (the "PPHC Board" and together with the Company Board, the "Precision Boards") in the development of corporate strategies to maximize shareholder value of Precision and its Affiliates;


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            (iii) Assisting the Precision Boards in the identification and implementation of acquisitions related to Precision and its Affiliates;
      and

            (iv) Performing such other responsibilities (commensurate with the responsibilities customarily ascribed to an Executive Vice President of Corporate Development and Operations of similarly situated Persons) as may be assigned by the Precision Boards from time to time.

Without limiting the generality or effect of the foregoing, during the Employment Term, Executives' titles, responsibilities, reporting relationships and authority will be at least commensurate with those held by or assigned to Executive on the Effective Date. From and after the Notification Date through the effective date of the termination of Executive's employment, Executive will comply with the Precision Boards' reasonable requests in implementing a prompt and effective management transition.

            (b) OFFICES OF AFFILIATES; PRECISION BOARDS. Upon the mutual agreement between Executive and the President and Chief Executive Officer of the Company and the President and Chief Executive Officer of PPHC, as applicable, Executive will (i) serve as an officer of any Affiliate(s) and (ii) accept any nomination to serve as a member of the board of directors of the Company, PPHC or any of their Affiliates, and if elected, Executive will serve in such capacity.

            (c) COMPANY'S LOCATION AND FACILITIES. During the Employment Term, the Company will provide to Executive use of Company's offices and facilities together with the services of secretarial and other support staff commensurate with his position and duties as set forth in Section 1.1(a). The initial location of the Company's main office will be in Dallas, Texas, with the final location to be in New Jersey or any other location (the "Location") mutually agreed upon by the Precision Boards and the President and Chief Executive Officer of the Company and the President and Chief Executive Officer of PPHC; PROVIDED that such final Location will not be more than 40 miles from Spring Lake, New Jersey.

            1.2 ACTIVITIES. During the Employment Term, Executive will devote substantially all of his efforts during working hours to the business of Precision and its Affiliates and, absent the approval of the Company Board, Executive will not engage in any business activity other than that required of him in connection with his duties and responsibilities pursuant to Section 1.1(a), including serving as a director or trustee of any entity other than Precision or its Affiliates; PROVIDED, HOWEVER, that nothing herein will prohibit Executive from (a) serving on the boards of directors of the corporations listed in ANNEX A attached hereto, (b) providing services to charitable and/or civic organizations, or (c) managing his personal investments; in each case so long as so doing does not constitute or result in a breach of any provision of Article II hereof or materially interfere with the discharge by Executive of his duties hereunder.

            1.3 SALARY; BONUS. During the Employment Term, the Company will pay to Executive an aggregate annual salary of $220,000 which will be subject to annual review commencing January 1, 2001 ("Salary"). Such Salary will be payable consistent with the then current payroll practices of the Company. In addition, Executive will be eligible for an annual cash bonus of up to 65% of his then current salary based on his performance under a bonus plan


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to be implemented by the Company Board; PROVIDED, HOWEVER, that Executive will receive a bonus for the period from the Effective Date through and including December 31, 2000 of at least $34,281 if Executive is continuously employed as Executive Vice President of Corporate Development and Operations of Precision from the Effective Date through and including December 31, 2000.

            1.4 EMPLOYMENT TERM. Executive's employment hereunder will commence on July 10, 2000 (the "Effective Date") and will, subject to automatic extension described below and subject to earlier termination of Executive's employment in accordance with this Agreement, expire on the second anniversary hereof (the "Initial Employment Term"). Executive's employment will automatically be extended for subsequent one-year terms upon expiration of the Initial Employment Term and each such subsequent one-year term (each such subsequent term, a "Renewal Period") on the terms set forth in this Agreement, unless the Company notifies Executive in writing of its determination not to extend Executive's employment at least 60 calendar days prior to the expiration of the Initial Employment Term or any Renewal Period (any such notice, a "Non-Renewal Notice"). The date on which Executive's employment with the Company terminates is referred to herein as the "Termination Date."

            1.5 EQUITY INTERESTS. (a) OPTIONS. As of the Effective Date, the Company will cause there to be granted to Executive non-qualified options to purchase 475,000 Investment Units of Class A Equity in Precision Partners, L.L.C., a Delaware limited liability company ("LLC"), at an exercise price in cash of approximately $0.3735 per unit. Fifty percent of the options referred to in this Section 1.5(a) (the "Time-Based Options") for Executive will vest on a pro rata basis over a four-year time period to the extent of 25% for each 12-month period beginning on the Effective Date, PROVIDED, HOWEVER, that in the event (x) of a Change in Control, all such Time-Based Options shall automatically become fully vested, or (y) of termination of Executive's employment by the Company without Cause or by Executive with Good Reason (as set forth in Section 1.8(a)(i)), the Time-Based Options shall automatically become fully vested to the extent of the number of Time-Based Options scheduled to vest from the Notification Date to the next succeeding anniversary of the Effective Date. The remaining 50% of Executive's options (the "Performance-Based Options") will vest pro rata over such four-year time period based upon Precision's meeting certain financial goals, as determined in advance by the Company Board, to the extent of (i) 12.5% for the period commencing on the Effective Date through and including December 31, 2000 upon the reasonably prompt determination by the Company of Precision's financial performance for such period, (ii) 25% for the period commencing on January 1, 2001 through and including December 31, 2001 upon the reasonably prompt determination by the Company of Precision's financial performance for such period, (iii) 25% for the period commencing on January 1, 2002 through and including December 31, 2002 upon the reasonably prompt determination by the Company of Precision's financial performance for such period, (iv) 25% for the period commencing on January 1, 2003 through and including December 31, 2003 upon the reasonably prompt determination by the Company of Precision's financial performance for such period, and (v) 12.5% for the period commencing on January 1, 2004 through and including June 30, 2004 upon the reasonably prompt determination by the Company of Precision's financial performance for such period. Such Performance-Based Options will not be subject to accelerated vesting. Upon the termination of Executive for any reason or for no reason as set forth in Section 1.8, vesting of the options will cease immediately on the Termination Date except as otherwise provided in the second sentence of Section 1.5(a)


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and any unexercised but vested options will be exercisable within 60 days after the Termination Date and will thereafter expire to the extent unexercised. Notwithstanding anything to the contrary contained herein, all vested and unvested options will expire on the 10th anniversary of the Effective Date. The options may not be assigned or transferred in any manner except by will or the laws of descent or inter vivos gifts to immediate family members or trusts for immediate family members, and distribution and any assignment or transfer in violation of this sentence will be null and void. All of the options to be granted to Executive pursuant to this Section 1.5(a) will be in lieu of Executive's participation in any bonus plan of Precision (other than the bonus referred to in Section 1.3).

            (b) EQUITY PURCHASE. During the period from July 10, 2000 through and including June 30, 2001, (i) Executive may from time to time purchase, and upon Executive's election to purchase the Company will cause there to be sold to Executive, an aggregate of up to $250,000 of Investment Units in LLC consisting of equal numbers of Preferred Interests at a purchase price of $0.6265 per unit and Class A Equity at a purchase price of $0.3735 per unit, and (ii) in the event that Executive exercises his election to purchase any or all of the Investment Units he is entitled to purchase pursuant to Section 1.5(b), Executive may from time to time purchase, and upon Executive's election to purchase the Company will cause there to be sold to Executive, additional Investment Units in LLC up to the same aggregate amount as such Investment Units purchased pursuant to Section 1.5(b), payable by a demand note (the "Demand Note") made by Executive to LLC or its designee on the following terms and conditions: (A) interest will accrue on the unpaid amount of the Demand Note at the per annum rate equal to the per annum rate of interest as reported by the Wall Street Journal from time to time as the "prime rate" (the "Prime Rate");
(B) interest will accrue at the per annum rate equal to the Prime Rate plus 2% upon the failure of Executive to pay on demand any unpaid principal amount or unpaid interest on the Demand Note; and (C) the Demand Note will be full recourse to the assets of Executive. The consummation of such purchases will be subject to Executive then being Executive Vice President of Corporate Development and Operations of Precision as of the date of each such purchase. In addition, the Company will cause there to be granted to Executive the opportunity to purchase additional Investment Units in LLC consisting of Preferred Interests and Class A Equity in connection with future additional equity investments in LLC in an amount to be determined by the Company Board in its discretion. The Company will grant or cause there to be granted to Executive, as the case may be, customary "piggyback" registration rights (subject to customary underwriter cutback provisions) with respect to his equity interest in LLC in connection with Public Offerings of Voting Securities of LLC or a Precision Company in which Precision Partners Investment Fund, L.L.C. ("Precision Investors") participates. The parties understand that Executive will be entitled to participate (up to 25% of the Voting Securities then owned by Executive) on a pro rata basis with Precision Investors in any Public Offering of Voting Securities of LLC or a Precision Company in which Precision Investors participates.

            (c) EQUITY REDEMPTION. Notwithstanding anything to the contrary contained herein or in the LLC Agreement, subject to Executive complying with the Precision Boards' reasonable requests in implementing a prompt and effective management transition,

            (i) if the Company terminates Executive's employment without Cause or Executive terminates his employment with Good Reason as set forth in
      Section 1.8(a)(i),


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      within 60 days after the Termination Date Executive will sell to LLC or its designee, and the Company will cause LLC or its designee to purchase in cash from Executive, his equity interest in LLC at the fair market value thereof as of the Termination Date (as determined by the management committee of LLC in its good faith discretion); or

            (ii) if the Company provides a Non-Renewal Notice to Executive, within 60 days after the Termination Date Executive will sell to LLC or its designee, and the Company will cause LLC or its designee to purchase in cash from Executive, his equity interest in LLC at the fair market value thereof as of the Termination Date (as determined by the management committee of LLC in its good faith discretion).

PROVIDED, HOWEVER, that in the case of Sections 1.5(c)(i) and (ii), if Executive breaches his obligation to comply with the Precision Boards' reasonable requests in implementing a prompt and effective management transition, LLC or its designee will retain for a one-year period after such Termination Date the right, but not the obligation, to purchase in cash from Executive, and Executive will sell to LLC or its designee upon notice from LLC or its designee, his equity interest in LLC at cost; PROVIDED, FURTHER, HOWEVER, subject to other applicable provisions of this Agreement, if LLC or its designee has not purchased Executive's equity interest in LLC within 60 days after the Termination Date, simple interest shall accrue at an annual rate of 8% on such payment commencing on the 61st day following the Termination Date to the date such payment is made by LLC or its designee to Executive.

            (d) LLC AGREEMENT. The Company will (i) to the extent necessary, cause the amendment of the LLC Agreement to effect the grant of the options contemplated by Section 1.5(a) and the issuance of the Investment Units contemplated by Section 1.5(b) and (ii) will use reasonable best efforts to effect all other terms and conditions referred to in Section 1.5. Notwithstanding anything to the contrary contained herein, Section 1.5 constitutes the definitive terms of Executive's equity interest and options in LLC and will control in the event of any conflict between such definitive terms and the LLC Agreement.

            (e) JOINDER. Executive will execute a joinder to the LLC Agreement in a form reasonably acceptable to LLC and Executive upon the earlier to occur of (x) the exercise of any or all of the options set forth in Section 1.5(a) or
(y) the closing of any equity purchase set forth in the first sentence of
Section 1.5(b).

            (f) A summary of the capitalization and ownership structure of LLC, the Company, PPHC and their Affiliates is set forth in EXHIBIT A attached hereto.

            1.6 BENEFITS, ETC. (a) BENEFITS. During the Employment Term, Executive will be entitled to participate in such pension and other retirement and medical, term life, disability, dental insurance programs and other non-equity-based benefits, together with participation in a matching 401(K) plan if any, as the Company may provide from time to time for other senior executives of the Company generally. Notwithstanding the foregoing, Executive will not, during the Employment Term, be entitled to participate in any severance pay or bonus plan (other than the bonus referred to in Section 1.3) of the Company. Executive's severance benefits will be solely as set forth in Section 1.8.


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            (b)   VACATION. During the Employment Term, Executive will be
entitled to four weeks of vacation time each calendar year, except as may be otherwise agreed upon between Executive and the President and Chief Executive Officer of the Company, with such vacation time to be prorated monthly for partial calendar years (ten days for the year 2000). Any vacation not taken will not be carried over and no vacation or other pay will be due in respect thereof, including in respect of any period in which the Termination Date occurs.

            (c) EXPENSES. Subject to compliance with Precision's policies as from time to time in effect regarding the incurrence, substantiation and verification of business expenses, Executive is authorized to incur on behalf of Precision, and the Company will, or will cause PPHC to, pay, or reimburse Executive for, all customary and reasonable expenses incurred in connection with the performance of duties as set forth in Sections 1.1(a).

            (d) PREREQUISITES. During the Employment Term, the Company will provide Executive with an automobile allowance of $800 per month.

            1.7 DEDUCTIONS AND WITHHOLDINGS. All amounts payable or which become payable hereunder will be subject to any deductions and withholdings required by law.

            1.8 TERMINATION. (a) Termination of Employment during the Employment Term.

            (i) TERMINATION BY THE COMPANY WITHOUT CAUSE OR BY EXECUTIVE WITH GOOD REASON. The Company, by action of the Company Board, may terminate Executive's employment hereunder without Cause at any time during the Employment Term, upon 30 calendar days' written notice to Executive, and Executive may terminate his employment hereunder with Good Reason at any time during the Employment Term, upon 30 calendar days' written notice to the Company, or in the case that Executive terminates his employment for Good Reason because of a reduction in Executive's Salary as set forth in clause (ii) of the definition thereof, upon five calendar days written notice to the Company. In the event Executive's employment is terminated by action of the Company Board without Cause or Executive terminates his employment with Good Reason as aforesaid, the Company agrees that, if Executive executes the release attached hereto as EXHIBIT B (as may be amended by the Company from time to time prior to its execution as necessary to comply with applicable law to the extent necessary in the reasonable judgment of the Company (on the advice of counsel) to make such release valid, binding and enforceable, the "Release"), commencing promptly upon the effective date of the Release, the Company will pay to Executive as consideration for signing the Release an amount equal to Executive's then current Salary for nine months (the "Release Payment"); PROVIDED, HOWEVER, that in the event that Executive terminates his employment with Good Reason because of a reduction in Executive's Salary as set forth in clause (ii) of the definition thereof, Executive's then current Salary for purposes of calculating the Release Payment will be Executive's Salary prior to such reduction. The Release Payment will be payable periodically, consistent with the then current payroll practices of the Company. Executive agrees that the sum entailed by the Release is good and valuable consideration for the surrender of rights entailed by the Release. In addition, in the event Executive is terminated by the Company without Cause or


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      Executive terminates his employment hereunder with Good Reason during the
      Employment Term, the Company will (A) pay to Executive accrued but unpaid Salary through the effective date of such termination, (B) pay to Executive all unreimbursed expenses incurred in accordance with this Agreement prior to such termination, which payments in the case of clauses
      (A) and (B) will become due and payable within ten calendar days following the Termination Date, (C) pay to Executive bonus as described in Section
      1.3 that is accrued but unpaid prior to such termination, which payments will become due and payable within ten calendar days after the Company has made a reasonably prompt determination of Precision's financial performance up to the Termination Date, (D) provide to Executive such benefits described in Section 1.6(a) that have accrued prior to the Termination Date and which are subject to continuance after the Termination Date in accordance with the terms of such benefits, and (E) notwithstanding clause (D), provide to Executive medical insurance coverage that is substantially equivalent to the medical insurance coverage then provided to him by the Company prior to such termination for a period of nine months following the Termination Date. Other than (x) as set forth in Section 1.5 or otherwise in the LLC Agreement, (y) with respect to any obligations of the Company to indemnify Executive or to cause PPHC or LLC or any Affiliate to indemnify Executive or (z) as set forth in Section 1.8(e), and, except as set forth in this subparagraph
      (i), the Company will have no additional obligations to Executive hereunder and the payments to be made in accordance with this Section 1.8(a)(i) will constitute exclusive liquidated damages payable as a result of the termination of Executive's employment by the Company without Cause or Executive's termination of his employment for Good Reason.

            (ii) TERMINATION BY EXECUTIVE WITHOUT GOOD REASON. Executive may terminate his employment hereunder during the Employment Term without Good Reason, provided that Executive first gives to the Company a written notice of intent to terminate at least 90 calendar days prior to the effective date of any such termination. In the event Executive terminates his employment without Good Reason during the Employment Term, the Company will (A) pay to Executive accrued but unpaid Salary through the effective date of such termination, (B) pay to Executive all unreimbursed expenses incurred in accordance with this Agreement prior to such termination, which payments in the case of clauses (A) and (B) will become due and payable within ten calendar days following the Termination Date, and (C) provide to Executive such benefits described in Section 1.6(a) that have accrued prior to the Termination Date and which are subject to continuance after the Termination Date in accordance with the terms of such benefits. Other than (x) as set forth in Section 1.5 or otherwise in the LLC Agreement, (y) with respect to any obligations of the Company to indemnify Executive or to cause PPHC or LLC or any Affiliate to indemnify Executive or (z) as set forth in Section 1.8(e), and, except as provided in this subparagraph (ii), the Company will have no additional obligations to Executive after such termination hereunder and the payments to be made in accordance with this Section 1.8(a)(ii) will constitute exclusive liquidated damages payable as a result of the termination of Executive's employment by Executive without Good Reason.

            (iii) TERMINATION BY THE COMPANY FOR CAUSE. The Company, by action of the Company Board, may terminate Executive's employment hereunder for Cause during the


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      Employment Term upon written notice to Executive. In the event
      Executive's employment is terminated by action of the Company Board for Cause during the Employment Term, the Company will (A) pay to Executive accrued but unpaid Salary through the effective date of such termination,
      (B) pay to Executive all unreimbursed expenses incurred in accordance with this Agreement prior to such termination, which payments in the case of clauses (A) and (B) will become due and payable within ten calendar days following the Termination Date, and (C) provide to Executive such benefits described in Section 1.6(a) that have accrued prior to the Termination Date and which are subject to continuance after the Termination Date in accordance with the terms of such benefits. Other than (x) as set forth in
      Section 1.5 or otherwise in the LLC Agreement, (y) with respect to any obligations of the Company to indemnify Executive or to cause PPHC or LLC or any Affiliate to indemnify Executive or (z) as set forth in Section 1.8(e), and, except as provided in this subparagraph (iii), the Company will have no additional obligations to Executive after such termination hereunder and the payments to be made in accordance with this Section 1.8(a)(iii) will constitute exclusive liquidated damages payable as a result of the termination of Executive's employment by the Company for Cause.

            (iv) TERMINATION BY DEATH OF EXECUTIVE. In the event of Executive's death, the Company will pay to such Person or Persons as Executive may designate in writing or, in the absence of such designation, to the estate of Executive, the sum of (A) accrued but unpaid Salary through the date of Executive's death, (B) all unreimbursed expenses incurred in accordance with this Agreement prior to such termination, (C) bonus as described in
      Section 1.3 that is accrued but unpaid prior to Executive's death and (D) an amount of life insurance benefit provided to Executive by the Company equal to three (3) times Executive's then current Salary. Any such insurance benefit payment contemplated hereby will be made within ten calendar days following the insurance payment date under the applicable policies of insurance and the amounts contemplated by clauses (A) and (B) will be paid within 45 calendar days following the date of such death and the amount contemplated by clause (C) will be paid within ten calendar days after the Company has made a reasonably prompt determination of Precision's financial performance up to the Termination Date. Additionally, in the event of Executive's death the Company will provide to Executive such benefits described in Section 1.6(a) that have accrued prior to the Termination Date and which are subject to continuance after the Termination Date in accordance with the terms of such benefits. Other than (x) as set forth in Section 1.5 or otherwise in the LLC Agreement,
      (y) with respect to any obligations of the Company to indemnify Executive or to cause PPHC or LLC or any Affiliate to indemnify Executive or (z) as set forth in Section 1.8(e), and, except as provided in this subparagraph
      (iv), this Agreement in all other respects will terminate upon the death of Executive and the payments to be made in accordance with this Section 1.8(a)(iv) will constitute exclusive liquidated damages payable as a result of the termination of Executive's employment by reason of death.

            (v) TERMINATION FOR DISABILITY. In the event Executive's employment is terminated by action of the Company Board during the Employment Term because of Executive's Disability, the Company will pay to Executive the sum of (A) accrued but unpaid Salary at the date of Executive's Disability, (B) all unreimbursed expenses


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      incurred in accordance with this Agreement prior to such termination, (C)
      bonus as described in Section 1.3 that is accrued but unpaid prior to Executive's Disability and (D) an amount of disability insurance benefit provided to Executive by the Company equal to three (3) times Executives then current Salary. Any such insurance benefit payment will be made within ten days of the insurance payment date under the applicable policies of insurance and the amounts contemplated by clauses (A) and (B) will be paid within 45 days following the date of Executive's Disability and the amount contemplated by clause (C) will be paid within ten calendar days after the Company has made a reasonably prompt determination of Precision's financial performance up to such Disability. Additionally, in the event of Executive's Disability the Company will provide to Executive such benefits described in Section 1.6(a) that have accrued prior to the Termination Date and which are subject to continuance after the Termination Date in accordance with the terms of such benefits. Other than
      (x) as set forth in Section 1.5 or otherwise in the LLC Agreement, (y) with respect to any obligations of the Company to indemnify Executive or to cause PPHC or LLC or any Affiliate to indemnify Executive or (z) as set forth in Section 1.8(e), and, except as provided in this subparagraph (v), this Agreement in all other respects will terminate upon the Disability of Executive and the payments to be made in accordance with this Section 1.8(a)(v) will constitute exclusive liquidated damages payable as a result of the termination of Executive's employment by reason of Disability. The Company acknowledges that the Americans and Disability Act ("ADA") provides certain protections to individuals with disabilities and nothing in this Section 1.8(a)(v) should be interpreted to permit conduct that violates the ADA.

            (b) NON-RENEWAL NOTICE. Unless otherwise specified in the text of a Non-Renewal Notice, the delivery by the Company to Executive of a Non-Renewal Notice in accordance with this Agreement will not constitute the termination of Executive's employment as contemplated by Sections 1.8(a)(i) or 1.8(a)(iii). Notwithstanding the foregoing, in the event of the delivery by the Company to Executive of a Non-Renewal Notice, the Company agrees that, if Executive executes the Release, commencing promptly upon the effective date of the Release, the Company will pay to Executive as consideration for signing the Release, the Release Payment. The Release Payment will be payable periodically, consistent with the then current payroll practices of the Company. Executive agrees that the sum entailed by the Release is good and valuable consideration for the surrender of rights entailed by the Release. In the event of the delivery by the Company to Executive of a Non-Renewal Notice, the Company will
(A) pay to Executive accrued but unpaid Salary through the Termination Date, (B) pay to Executive all unreimbursed expenses incurred in accordance with this Agreement prior to such Termination Date, which payments in the cases of clauses
(A) and (B) will become due and payable within ten calendar days following the Termination Date, (C) pay to Executive bonus as described in Section 1.3 that is accrued but unpaid prior to the Termination Date, which payments will become due and payable within ten calendar days after the Company has made a reasonably prompt determination of Precision's financial performance up to the Termination Date, (D) provide to Executive such benefits described in Section 1.6(a) that have accrued prior to the Termination Date and which are subject to continuance after the Termination Date in accordance with the terms of such benefits, and
(E) notwithstanding clause (D), provide to Executive medical insurance coverage that is substantially equivalent to the medical insurance coverage then provided to him by the Company prior to such delivery of the Non-Renewal Notice for a period of nine months following the Termination Date. Other than (x) as set forth in Section 1.5


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


or otherwise in the LLC Agreement, (y) with respect to any obligations of the Company to indemnify Executive or to cause PPHC or LLC or any Affiliate to indemnify Executive or (z) as set forth in Section 1.8(e), and, except as set forth in this Section 1.8(b), the Company will have no additional obligations to Executive hereunder and the payments to be made in accordance with this Section 1.8(b) will constitute exclusive liquidated damages payable as a result of the non-renewal of Executive's employment by the Company.


            (c) MITIGATION. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and the amount of any Release Payment provided for in this Agreement shall not be reduced by any cash compensation received by Executive as a result of employment by or consulting work with another employer.

            (e) INSURANCE. During the Employment Term and thereafter, the Company will, or will cause PPHC to, provide to Executive with respect to his duties set forth in Sections 1.1(a) and (b), continuous coverage for Executive under a directors and officers liability insurance on terms that are commercially reasonable for entities similarly situated to the Company and PPHC, as the case may be.

            1.9 EXCISE TAX GROSS-UP PAYMENTS. (a) AMOUNT OF GROSS-UP PAYMENT. Anything in this Agreement to the contrary notwithstanding, in the event that it is determined (as hereinafter provided) that any payment (other than the Gross-Up Payment provided for in this Section 1.9) or distribution by LLC, the Company, PPHC or any of their Affiliates to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation the lapse or termination of any restriction on or the vesting or exercisability of any benefit payable pursuant to any of the foregoing (a "Payment"), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of Precision within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Executive will be entitled to receive from the Company an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment will be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to one-half of the Excise Tax imposed upon the Payment. For purposes of determining the amount of the Gross-Up Payment, Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes.

            (b) DETERMINATION OF EXCISE TAX AND GROSS-UP PAYMENT. All determinations required to be made under this Section 1.9, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to Executive and the amount of such Gross-Up Payment, if any, will be made by a nationally recognized accounting firm (the "National Firm") selected and paid for by the Company in its sole discretion, which National Firm may be the Company's independent public accounting firm. The federal, state and local income or other tax returns filed by Executive will be prepared and filed on a consistent basis with the determination of the National Firm with respect to the Excise Tax payable by Executive.

            (c) Notwithstanding the foregoing, if Executive delivers to the Company a notice (the "Excise Tax Dispute Notice") that he disagrees with such National Firm's determination with respect to the Excise Tax payable by Executive as set forth in the last sentence of Section 1.9(b) (the "Excise Tax Determination") within 15 days after the National Firm's Excise Tax Determination, then the following procedures will apply:

            (i) Executive (or his designee) and the Company and/or the National Firm will attempt to agree upon the Excise Tax Determination.

            (ii) If no such agreement is reached within 30 days after the Excise Tax Dispute Notice, then the Excise Tax Determination will be undertaken by another National Firm (the "Arbitrating Firm") to be mutually selected by Executive and the Company.

            (iii) Executive and the Company will instruct the Arbitrating Firm to render its determination as soon as practicable thereafter, but in no event later than 30 days after the Arbitrating Firm is chosen. The Arbitrating Firm's determination will be conclusive and binding upon each of Executive and the Company. Nothing herein will be construed to authorize or permit the Arbitrating Firm to determine any question or matter whatsoever under or in connection with this Agreement except the Excise Tax Determination.

            (iv) The fees and expenses of the Arbitrating Firm selected hereunder will be shared equally by Executive and the Company.

            (d) CONTESTED AMOUNTS. As a result of the uncertainty in the application of Section 4999 of the Code and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the National Firm hereunder, it is possible that Gross-Up Payments that will not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. Executive will notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Company of a Gross-Up Payment. Such notification will be given as promptly as practicable but no later than 10 business days after Executive actually receives notice of such claim and Executive will further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by Executive). Executive will not pay such claim prior to the expiration of the 30-calendar-day period following the date on which he gives such notice to the Company or, if earlier, the date that any payment of amount with respect to such claim is due. If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive will fully cooperate with the Company in contesting such claim, and the Company will bear all costs and expenses of such contest.

            1.10 DEFINITIONS. For purposes of this Agreement, the following terms will have the following meanings when used herein with initial capital letters:

            "ACQUISITION" has the meaning ascribed to such term in Section
2.2(a).

            "ADA" has the meaning ascribed to such term in Section 1.8(a)(v).

            "AGREEMENT" has the meaning specified in the introductory paragraph hereof.

            "AFFILIATE" means (i) any Person directly or indirectly controlled by LLC or (ii) any Person engaged in the Business and which is directly or indirectly controlling or under common control with LLC. For purposes of this definition, "CONTROL," when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of any such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms "CONTROLLED" and "CONTROLLING" have the meaning correlative to the foregoing.

            "ARBITRATING FIRM" has the meaning ascribed to such term in Section 1.9(c).

            "BUSINESS" has the meaning ascribed to such term in Recital A.

            "CAUSE" means (i) the material breach by Executive of this Agreement; (ii) the indictment of Executive of any felony; (iii) fraud, embezzlement or misappropriation by Executive relating to the Company, PPHC, their Affiliates or LLC or any of their funds, properties, corporate opportunities or other assets; (iv) the breach by Executive of any of the terms of Article II; (v) alcohol or substance abuse; or (vi) an act of moral turpitude adversely affecting the ability of Executive to perform his duties hereunder. Notwithstanding anything to the contrary contained herein, Executive's employment shall not be deemed to have been terminated for Cause unless and until a majority of the Company Board shall have approved such termination, after reasonable notice to Executive and an opportunity for Executive, together with his counsel, to be heard before the Company Board, finding that there has been Cause to terminate Executive's employment.

            "CHANGE IN CONTROL" means the consummation of any transaction (other than a Public Offering or Management Investment) which results (x) in the reduction in the percentage of the issued and outstanding Voting Securities of LLC held in the aggregate by The SKM Equity Fund II, L.P. and SK Investment Fund, L.P. and any of their respective affiliates on the Effective Date by more than 70% or (y) an unrelated third party acquiring at least 90% of the assets of Precision.

            "CLASS A EQUITY" has the meaning ascribed to such term in the LLC Agreement.

            "CODE" has the meaning ascribed to such term in Section 1.9(a).

            "COMPANY" has the meaning ascribed to such term in the introductory paragraph hereof.

            "COMPANY BOARD" has the meaning ascribed to such term in Section 1.1(a)(ii).

            "CONSOLIDATION" has the meaning ascribed to such term in Section 2.2(a).

            "CONSOLIDATION PERIOD" has the meaning ascribed to such term in
Section 2.2(a).

            "CONTRACT MANUFACTURER" has the meaning ascribed to such term in
Section 2.2(a).

            "CONTRACT MANUFACTURING ENTITY" has the meaning ascribed to such term in Section 2.2(a).

            "CONFIDENTIAL INFORMATION" has the meaning ascribed to such term in
Section 2.1(a).

            "CUSTOMERS" has the meaning ascribed to such term in Section 2.1(a)(i).

            "DEMAND NOTE" has the meaning ascribed to such term in Section
1.5(b).

            "DISABILITY" means a physical or mental incapacity as a result of which Executive becomes unable to continue to perform fully his duties, with "reasonable accommodation," as defined in the Americans with Disability Act and applicable state laws, hereunder for 90 consecutive calendar days or for shorter periods aggregating 180 or more days in any 12-month period or a determination by a physician selected in accordance with this Agreement that Executive will be unable to return to work and perform his duties on a full-time basis within 90 consecutive calendar days following the date of such determination on account of mental or physical incapacity. A determination of Disability will be certified by a medical doctor agreed to by the Company and Executive or, in the event of Executive's incapacity to designate a doctor, Executive's legal representative. In the absence of agreement between Precision and Executive, each party will nominate a medical doctor and the two doctors so nominated will select a third doctor, who will make the determination as to Disability.

            "EFFECTIVE DATE" has the meaning ascribed to such term in Section
1.4.

            "EMPLOYMENT TERM" means the Initial Employment Term as extended by one or more Renewal Periods.

            "EXCISE TAX" has the meaning ascribed to such term in Section
1.9(a).

            "EXCISE TAX DETERMINATION" has the meaning ascribed to such term in
Section 1.9(c).

            "EXCISE TAX DISPUTE NOTICE" has the meaning ascribed to such term in
Section 1.9(c).

            "EXCLUDED BUSINESSES" has the meaning ascribed to such term in
Section 2.2(a)(i)(B)(x).

            "EXECUTIVE" has the meaning ascribed to such term in the introductory paragraph hereof.

            "EXECUTIVE COMMITTEE" means the executive committee of the applicable Precision Board consisting of directors thereof.

            "GOOD REASON" means without Executive's express prior written consent (i) the material diminution of Executive's positions, titles, authority, duties, responsibilities or status with Precision; (ii) a reduction by the Company in Executive's Salary; (iii) any breach to the LLC Agreement that materially and adversely affects Executive or any other material breach by the Company of this Agreement; or (iv) the failure of any successor to all or substantially all of the assets of the Company and its Affiliates to assume all the obligations of the Company under this Agreement.

            "GROSS-UP PAYMENT" has the meaning ascribed to such term in Section 1.9(a).

            "INITIAL EMPLOYMENT TERM" has the meaning specified in Section 1.4.

            "INVESTMENT UNITS" has the meaning ascribed to such term in the LLC Agreement.

            "LLC" has the meaning ascribed to such term in Section 1.5(a).

            "LLC AGREEMENT" means the Limited Liability Company Agreement of Precision Partners, L.L.C., dated as of September 30, 1998, as may be amended from time to time.
            "MANAGEMENT INVESTMENT" means the offer or sale of securities of LLC, the Company, PPHC, or any of their respective Affiliates to directors, members of the management committee, officers, other employees or consultants of LLC, the Company, PPHC or any of their respective Affiliates (including directors, members of the management committee, officers, other employees or consultants of Persons acquired by or to be acquired by LLC, the Company, PPHC or any of their respective Affiliates) pursuant to any agreement, plan or arrangement (including stock option plans, other equity participation plans and the LLC Agreement).

            "NATIONAL FIRM" has the meaning ascribed to such term in Section 1.9(b).

            "NON-COMPETITION PERIOD" has the meaning ascribed to such term in
Section 2.2(a).

            "NON-RENEWAL NOTICE" has the meaning ascribed to such term in
Section 1.4.

            "NOTIFICATION DATE" means the date on which (i) the Company notifies Executive of the termination of his employment under this Agreement or (ii) Executive notifies the Company of the termination of his employment under this Agreement, as applicable.

            "OEM" has the meaning ascribed to such term in Section 2.2(a)(F).

            "PAYMENT" has the meaning ascribed to such term in Section 1.9(a).

            "PERFORMANCE-BASED OPTIONS" has the meaning ascribed to such term in
Section 1.5(a).

            "PERSON" means any individual, corporation, partnership, trust, association or other entity or organization, including a government or political subdivision or any agency or instrumentality thereof.

            "PPHC" has the meaning ascribed to such term in Recital A.

            "PPHC BOARD" has the meaning ascribed to such term in Section 1.1(a)(ii).

            "PRECISION" has the meaning ascribed to such term in Recital A.

            "PRECISION BOARDS" has the meaning ascribed to such term in Section 1.1(a))(ii).

            "PRECISION COMPANY" has the meaning ascribed to such term in Recital A.

            "PRECISION INVESTORS" has the meaning ascribed to such term in
Section 1.5(b).

            "PRECISION IP" has the meaning ascribed to such term in Section 2.3(a).

            "PREFERRED INTEREST" has the meaning ascribed to such term in the LLC Agreement.

            "PREVAILING PARTY" has the meaning ascribed to such item in Section 2.4.

            "PRIME RATE" has the meaning ascribed to such term in Section
1.5(b).

            "PUBLIC OFFERING" means the offer or sale of securities of LLC, the Company, PPHC, or any of their respective Affiliates that is registered or required to be registered under the Securities Act of 1933, as amended, or any similar law of any other jurisdiction.

            "RELEASE" has the meaning ascribed to such term in Section
1.8(a)(i).

            "RELEASE PAYMENT" has the meaning ascribed to such term in Section 1.8(a)(i).

            "RENEWAL PERIOD" has the meaning ascribed to such term in Section 1.4(a).

            "SALARY" has the meaning ascribed to such term in Section 1.3.

            "TERMINATION DATE" has the meaning ascribed to such term in Section 1.4(a).

            "TIME-BASED OPTIONS" has the meaning ascribed to such term in
Section 1.5(a).

            "UNDERPAYMENT" has the meaning ascribed to such term in Section 1.9(d).

            "VOTING SECURITIES" means, with respect to any Person, securities of such person (including capital stock and membership interests) entitling the holders thereof to vote generally to elect the members of the board of directors or equivalent governing body of such Person.

                   II. CONFIDENTIALITY; NON-COMPETITION, ETC.

            2.1 CONFIDENTIALITY. (a) Executive acknowledges that during the Employment Term, Executive will be given and will continue to have in connection with the conduct of the Business, access and exposure to trade secrets and confidential information in written, oral, electronic and other form regarding LLC, the Company, PPHC and their Affiliates and their respective businesses, equipment, products and employees ("Confidential Information"), including but not limited to:

            (i) the identities of each such Person's customers and key accounts and potential customers and key accounts (hereinafter referred to collectively as "Customers"), including, without limitation, the identity of Customers who or which Executive cultivates or maintains while providing services at Precision using Precision's products, name and infrastructure, and the identities of contact persons at those Customers;

            (ii) the particular preferences, likes, dislikes and needs of those Customers and contact persons with respect to product types, pricing, sales calls, timing, sales terms, rental terms, lease terms, service plans, and other marketing terms and techniques;

            (iii) each such Person's business methods, practices, strategies, forecasts, pricing, and marketing techniques;

            (iv) the identities of each such Person's licensors, vendors and other suppliers and the identities of each such Person's contact persons at such licensors, vendors and other suppliers; the identities of each such Person's key sales representatives and personnel and other employees;

            (v) advertising and sales materials, research, computer software and related materials;

            (vi) information provided by or on behalf of Harvey & Co., LLC relating to potential Acquisitions of a Person by LLC, the Company, PPHC and their Affiliates; and

            (vii) other material facts and financial and other business information concerning or relating to each such Person and its business, operations, financial condition, results of operations and prospects.

            "CONFIDENTIAL INFORMATION" will not include (i) information which is already in or subsequently enters the public domain, other than as a result of any direct or indirect action or inaction by Executive in breach of this Agreement, (ii) information which is already in the possession of Executive prior to the Effective Date, and (iii) information which is approved for release by the Precision Boards.

            (b) Executive will use Confidential Information only for purposes of carrying out his duties for LLC, the Company, PPHC and their Affiliates, and not for any other purpose, including, without limitation, not in any way or for any purpose detrimental to such Persons. During the Employment Term and thereafter, Executive will not at any time use for himself or others, directly or indirectly, any such Confidential Information, and, except as required by law, Executive will not disclose such Confidential Information, directly or indirectly, to any other Person.

            (c) If Executive is requested or required, by subpoena, oral deposition, interrogatories, request for production of documents, administrative order or otherwise, to disclose any Confidential Information, then Executive will provide the Company with prompt notice of any such request so that the Company (or its designee) may seek, at the Company's expense, an appropriate protective order. If, in the absence of a protective order or waiver, Executive is compelled, in the written opinion of Executive's counsel, to disclose any Confidential Information, then Executive may make such disclosure after notice to the Company.

            (d) All physical property and all notes, memoranda, files, records, writings, documents and other materials of any and every nature, written or electronic, which Executive will prepare or receive in the course of his association with LLC, the Company, PPHC and their Affiliates and which relate to or are useful in any manner to the Business or any other business now or hereafter conducted by LLC, the Company, PPHC and their Affiliates, are and will remain the sole and exclusive property of such Persons. Executive will not remove from any such Person's premises any such physical property, the original or any reproduction of any such materials nor the information contained therein, except for the purposes of carrying out his duties hereunder, and all such physical property (except for any items of personal property of Executive), materials and information in his possession or under his custody or control will, upon the termination of his employment be immediately turned over to the Company.

            2.2 NON-COMPETITION. (a)(i) During the Employment Term and for a period commencing on the Termination Date and terminating on the second anniversary of the Termination Date ("Non-Competition Period"), Executive will not:

                        (A) promote, participate or engage or have any other interest (whether acting as owner, purchaser, shareholder, employee, broker, agent, principal, trustee, corporate officer, director, consultant or in any other capacity) in any Person which is engaged in, or a primary purpose of which is to engage in, the Consolidation (as defined below) of Contract Manufacturers (as defined below);

                        (B) (x) promote, participate or engage or have any other interest (whether acting as owner, purchaser, shareholder, employee, broker, agent, principal, trustee, corporate officer, director, consultant or in any other capacity) in any Person (all such Persons, collectively, "Excluded Businesses") which Executive has visited or with which Executive has had substantial discussions, in each case, at any time during the Employment Term concerning a potential Acquisition (as defined below) of such Person by LLC, the Company PPHC or any of their Affiliate or (y) directly or indirectly solicit, canvass or approach any Person which is an Excluded Business to endeavor to cause or effect an Acquisition involving such Person;

                        (C) directly or indirectly solicit, canvass or approach any Person who, to the knowledge of Executive after due inquiry, was provided with products or services by LLC, the Company, PPHC or any of their Affiliates at any time prior to the Termination Date or with whom LLC, the Company, PPHC or any of their Affiliates was involved in discussions regarding the supply of products or services by LLC, the Company, PPHC or any of their Affiliates as of the Termination Date, to offer that Person products or services similar to or derivative of products or services provided by LLC, the Company, PPHC or any of their Affiliates at any time during the Non-Competition Period;

                        (D) directly or indirectly solicit, canvass or approach any Person who, to the knowledge of Executive after due inquiry, provided products or services to LLC, the Company, PPHC or any of their Affiliates at any time prior to the Termination Date or with whom LLC, the Company, PPHC or any of their Affiliates was involved in discussions regarding the supply or products or services to LLC, the Company, PPHC or any of their Affiliates as of the Termination Date, to endeavor to cause such Person to cease providing products or services to LLC, the Company, PPHC or any of their Affiliates;

                        (E) except for the individuals listed on EXHIBIT C attached hereto, directly or indirectly solicit or entice away any director, management committee member, officer or employee of LLC, the Company, PPHC or any of their Affiliates; and

                        (F) except for the individuals listed on EXHIBIT C attached hereto, directly or indirectly employ any director, management committee member, officer or employee of LLC, the Company, PPHC or any of their Affiliates, unless such individual has not been employed by or has not otherwise performed services for LLC, the Company, PPHC or any of their Affiliates, in each case, for at least 90 consecutive calendar days.

            As used in this Section 2.2(a), (i) "CONSOLIDATION" means during any consecutive 36-month period within the Consolidation Period, the execution of letters of intent (which have not been terminated in writing other than as a result of execution and delivery of definitive documentation and the transaction contemplated thereby abandoned) relating to, or the consummation of, the Acquisition of more than two Contract Manufacturers; (ii) "ACQUISITION" means, with respect to any Person, the acquisition (in any case, whether, directly or indirectly, by merger, stock purchase, asset purchase, recapitalization or other similar transaction) of all or any portion of the capital stock, assets (other than the purchase of inventory or equipment in the ordinary course of operations) or business of a Person; and (iii) "CONSOLIDATION PERIOD" means the period beginning 36 months immediately preceding the Termination Date through and including the last day of the Non-Competition Period.

            As used in this Agreement, "CONTRACT MANUFACTURER" means a Person (each a "CONTRACT MANUFACTURING ENTITY") more than 50% of the annual gross sales of which for the most recent fiscal year of such Contract Manufacturing Entity is derived from the contract-manufacturing of metal parts, metal tooling and/or metal assemblies primarily for original equipment manufacturers ("OEM") for use in such OEM's products; PROVIDED, HOWEVER, that (a) the gross sales of castings, forgings and non-metal tooling produced by such Contract Manufacturing Entity will not be deemed to constitute gross sales of contract-manufactured metal parts, tooling and/or assemblies, and (b) "CONTRACT MANUFACTURER" will not include a Contract Manufacturing Entity primarily engaged in the assembly of metal parts unless more than 30% of the number of such parts and/or 30% of the value of such parts utilized in such assembly during any fiscal year of such Contract Manufacturing Entity consists of parts manufactured by a Person or Persons that is or are controlled by such Contract Manufacturing Entity.

            (b) For an indefinite period after the Termination Date, Executive will not use in the conduct of any business activities or for Executive's personal use (other than on Executive's resume), the name of LLC, the Company, PPHC or any of their Affiliates or the name "Precision Partners", or any names confusingly similar to any of the foregoing, in each case, without the prior written consent of the Company.

            (c) The provisions of this Section 2.2 will be modified without any action on the part of the parties hereto to conform to the law as determined by the order of any court or other tribunal of competent jurisdiction finding all or any portion of such provisions to be invalid.

            2.3 PATENTS, INVENTIONS AND OTHER INTELLECTUAL PROPERTY. (a) If at any time during the Employment Term, Executive, whether alone or with any other Person, makes, discovers or produces any invention, process, development or design which relates to, affects or, in the opinion of the Company Board, is capable of being used or adapted for use in or in connection with the Business or any product, process or intellectual property right of LLC, the Company, PPHC or any of their Affiliates, (i) the invention, process, development or design (collectively, "Precision IP") will be the sole property of the Company and (ii) Executive will promptly disclose Precision IP to the Company.

            (b) Executive will, if and when required to do so by the Company (whether during the Employment Term or thereafter) and at the Company's expense,
(i) apply, or join with Precision in applying, for patents or other protection in any jurisdiction in the world for any Precision IP; (ii) execute or use reasonable best efforts to procure to be executed all instruments, and do or use reasonable best efforts to procure to be done all things, which are necessary or, in the opinion of the Company, advisable for vesting such patents or other protection in the name of the Company or any nominee thereof, or subsequently for renewing and maintaining the same in the name of the Company or its nominees; and (iii) assist in defending any proceedings relating to, or to any application for, such patents or other protection.

            2.4 SPECIFIC PERFORMANCE. Executive acknowledges that the Company will suffer an adverse effect in its Business and have no adequate remedy at law if Executive materially breaches any of the provisions of Section 2.1 or breaches any of the provisions of

Section 2.2. In the event of such a breach, Executive agree that the Company will have the right, in addition to any other rights it may have, to seek specific performance (without the need to post a bond or similar collateral) of either of Sections 2.1 or 2.2. Each party agrees to pay the reasonable attorneys' fees and expenses of the other party (the "Prevailing Party") incurred in connection with claims with respect to Sections 2.1 or 2.2 to the extent that the court rules substantially in favor of the Prevailing Party, as determined by such court taking into account the circumstances of the case, the conduct of the parties during the proceeding and the result. This Section 2.4 will not limit the Company's right to such specific performance or injunctive or other equitable relief in connection with any other provision of this Agreement.

            2.5 SURVIVAL. The provisions contained in this Article II will survive termination of this Agreement.

                               III. MISCELLANEOUS

            3.1 NOTICES. All notices, requests and other communications to any party hereunder will be in writing (including facsimile transmission), unless otherwise provided in this Agreement, will be deemed to have been duly given when delivered in person or by a nationally recognized overnight courier service or when dispatched during normal business hours by electronic facsimile transfer (confirmed in writing by mail simultaneously dispatched) to the appropriate party at the address specified below:

            (a)   If to Company, to it at:

                  Precision Partners, L.L.C.
                  c/o Saunders, Karp & Megrue
                  262 Harbor Drive
                  Stamford, CT  06902
                  Facsimile No.:  (203) 708-6677
                  Attn:  Mr. Buddy Gumina

            with a copy to:

                  Jones, Day, Reavis & Pogue
                  599 Lexington Avenue
                  New York, New York  10022
                  Facsimile No.:  (212) 755-7306
                  Attention:  Sanford B. Kaynor, Jr., Esq.

            If to Executive, to:

                  Mr. Peter J. Statile
                  37 Belfast Avenue
                  Staten Island, New York  10306
                  Facsimile No.:  (718) 987-6303
            with a copy to:

                  Flamm, Boroff & Bacine
                  925 Harvest Drive, Suite 220
                  Blue Bell, Pennsylvania  19422
                  Facsimile No.:  (215) 239-6060
                  Attention:  Robert E. Walton, Esq.

or to such other address or addresses as any such party may from time to time designate as to itself by like notice.

            3.2 AMENDMENTS AND WAIVERS; CUMULATIVE REMEDIES. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

            (b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

            3.3 EXPENSES. Except as otherwise expressly provided for herein, the parties will pay or cause to be paid all of their own fees and expenses incident to this Agreement and in preparing to consummate and consummating the transactions contemplated hereby, including the fees and expenses of any broker, finder, financial advisor, legal advisor or similar person engaged by such party.

            3.4 SUCCESSORS AND ASSIGNS. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; PROVIDED that Executive may not assign, delegate or otherwise transfer any of his rights or obligations under this Agreement without the prior written consent of Company except that such consent will not be required with respect to transfers as set forth in the next to last sentence of Section 1.5(a) or for such transfers that occur by operation of law upon Executive's death or Disability.

            3.5 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied will give or be construed to give to any Person, other than the parties hereto and such permitted assigns any legal or equitable rights hereunder, PROVIDED that it is expressly acknowledged that LLC, PPHC, and its Affiliates are intended third party beneficiaries of this Agreement.

            3.6 GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York, without regard to the conflict of laws rules of such state.

            3.7 JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated thereby may be brought in any court of competent jurisdiction in the State of New York and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 3.1 will be deemed effective service of process on such party.

            3.8 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM, WHETHER IN CONTRACT OR TORT, AT LAW OR IN EQUITY, ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            3.9 COUNTERPARTS. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            3.10 HEADINGS. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

            3.11 ENTIRE AGREEMENT. This Agreement (including the Exhibits hereto) and the LLC Agreement constitute the entire agreement among the parties with respect to the subject matter hereof. This Agreement (including the Schedules and Exhibits hereto) and the LLC Agreement supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

            3.12 SEVERABILITY. If any provision of this Agreement or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision hereof. If any provision of this Agreement is finally judicially determined to be invalid, ineffective or unenforceable, the determination will apply only in the jurisdiction in which such final adjudication is made, and such provision will be deemed severed from this Agreement for purposes of such jurisdiction only, but every other provision of this Agreement will remain in full force and effect, and there will be substituted for any such provision held invalid, ineffective or unenforceable, a provision of similar import reflecting the original intent of the parties to the extent permitted under applicable law.

            3.13 NO WAIVER. No action or inaction taken or omitted pursuant to this Agreement will be deemed to constitute a waiver of compliance with any covenants contained in this Agreement and will not operate or be construed as a waiver of any subsequent breach, whether of a similar or dissimilar nature.

            3.14 CERTAIN INTERPRETIVE MATTERS. (a) Unless the context otherwise requires, (i) all references to Sections and Articles are to Sections and Articles of this Agreement, (ii) each term defined in this Agreement has the meaning assigned to it, (iii) words in the singular include the plural and vice versa and (iv) the term "INCLUDING" means "including but not limited to." All references to $ or dollar amounts will be to lawful currency of the United States.

            (b) No provision of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or his or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

                [Remainder of page intentionally left blank]

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.


                              PRECISION PARTNERS, INC.



                              By: /s/ William J. Gumina
                                  --------------------------------------
                                  Name: William J. Gumina
                                  Title: Member

                              EXECUTIVE


                              /s/ Peter J. Statile
                              ------------------------------------------
                              Peter J. Statile

                                                                       EXHIBIT A


See Attached

                                                                       EXHIBIT B


                                  R E L E A S E

            I, ____________, in consideration of and as a precondition to the agreement by ________________ ("Company") to provide payment to me in the amount of $_______, (less applicable local, state and federal taxes and other deductions) for and on behalf of myself, my agents, heirs, executors, administrators, and assigns, do hereby release and forever discharge Company and all of its parents, affiliates, subsidiaries, divisions, successors, and assigns, past and present, and each of them, as well as each of their respective agents, directors, officers, partners, employees, representatives, insurers, attorneys, and joint venturers, and each of them (the "Released Parties"), from any and all claims which are based upon acts or events that occurred on or before the date on which this Release becomes enforceable, including any and all claims arising under any federal, state, or local employment laws or anti-discrimination statutes, which include, but are not limited to, Title VII of the Civil Rights Acts of 1964 (42 U.S.C. Section 2000e), the Age Discrimination In Employment Act (29 U.S.C. Sections 621, ET SEQ.) and the Americans With Disabilities Act (42 U.S.C. Sections 12101, ET SEQ.). The phrase "any and alL claims" will be interpreted liberally to preclude any further disputes, litigation, or controversies between myself and any of the Released Parties based upon events that occurred on or before the effective date of this Release. The phrase does not cover such disputes based upon (x) events occurring after the effective date of this Release or (y) obligations of the Company that survive termination of the Employment Agreement, dated as of _____ ___, 20__, between myself and the Company.

            I am not waiving any rights or claims that may arise out of acts or events that occur after the date on which I sign this Release.

            I have been given at least 21 days to consider whether or not to sign this Release and have been advised in writing to consult with an attorney prior to signing it. I understand that I may revoke this Release at any time on or before the date which is seven calendar days after the date of my signature on this Release and that, unless previously revoked, the Release will be effective and enforceable upon the expiration of the seven-day revocation period. I acknowledge that I was not already entitled to receive the severance payment described above and that this payment is valuable consideration in exchange for my waiver of rights and claims in this Release.

            I have read this Release and understand all of its terms. I execute it voluntarily and with full knowledge of its significance.

            Signed at ___________, ___________ this ____ day of ___________,
_____.


                                        EXECUTIVE


                                        -----------------------------------

                                                                       EXHIBIT C


John G. Raos
Frank R. Reilly

                                                                         ANNEX A

Polaris Associates, Inc.